Exhibit 99.1

Ideanomics Reports Q2 2019 Financial Results

-	Revenue for the quarter ended June 30, 2019 was $14.5 million
-	Q2 2019 EPS: $0.05
-	Earnings Release Conference Call to be held Wednesday August 14, 2019 at 8:30 a.m. ET

New York, NY, Wednesday, August 14, 2019 – Ideanomics Inc. (Nasdaq: IDEX) has today announced its 2019 Q2 operating results for the period ended June 30, 2019 (a full copy of the Company's quarterly report on Form 10-Q will be available at www.sec.gov).

Conference Call: Ideanomics’ management, including Dr. Bruno Wu (Chairman), Alf Poor (Chief Executive Officer), Cecilia Xu (Corporate Controller) and Tony Sklar (VP of Communications and Head of Investor Relations), will host live, an earnings release conference call at 8:30 am ET, Wednesday, August 14, 2019 (8:30 pm Wednesday August 14, 2019 Singapore/Hong Kong Time).

To join the webcast, please visit the 'Events & Presentations' section of the Ideanomics corporate website (http://www.ideanomics.com/), or Dial-in Number: (Toll-Free US & Canada): 877-407-3107 or 201-493-6796; for China: +86-400-120-2840. Time permitting, Ideanomics management will answer questions during the live Q&A session.

A replay of the earning call will be available soon after the conclusion of the event.

Ideanomics Second Quarter 2019 Operating Results

Revenue for the second quarter ended June 30, 2019 was $14.5 million as compared to $133.0 million for the same period in 2018, a decrease of approximately $118.5 million, or approximately 89%.  The decrease was mainly due to a change to our business focus from logistics management to digital business consulting services.  Our business strategy and the primary goal for entering the crude oil and electronic trading businesses was to learn about the needs of buyers and sellers in these industries that rely heavily on the shipment of goods. Our activities in the crude oil trading and electronic trading business have been successful in various aspects in 2018. For strategic reasons we have now phased out of our crude oil trading business and electronics trading business so that we can work towards enabling the application of our Fintech Ecosystem for other useful cases that we have identified. In March 2019, the Company entered into an agreement with GT Dollar, one of our minority shareholders and strategic investors, whereby the Company agreed to provide digital asset management services. The Company recognized $26.6 million in the first quarter of 2019, and the remaining revenue of $14.1 million in the second quarter of 2019 as all performance obligations associated with the development of the master plan from the agreement have been satisfied.

Cost of revenues was $0.7 million for the quarter ended June 30, 2019, as compared to $131.4 million for the quarter ended June 30, 2018, a decrease of approximately $130.7 million, or 99%. From a comparability perspective, the cost of revenue during 2018 is not necessarily indicative of the new FinTech business in 2019. The cost of revenue during 2018 was primarily associated with the logistics management business (oil trading and electronics trading), which traditionally has a very high cost of revenue and low gross margin, while the cost of revenue during the second quarter of 2019 is primarily associated with our digital asset management services as part of our new FinTech services business.  Majority of the costs associated with the development of the master plan services have already been incurred in 2018. In 2018, due to the uncertainty associated with the future economic benefits when such costs were incurred, the Company expensed those costs during 2018.

Our gross profit for the quarter ended June 30, 2019 was approximately $13.7 million, as compared to $1.5 million during the same period in 2018, representing an increase of 796%. The gross profit ratio for the quarter ended June 30, 2019 was 95%, while it was 1% during the same period in 2018. The increase was mainly due to: 1) the Company recorded service revenue from digital asset management services in 2019 and 2) the low cost of revenue associated with our digital asset management services, which resulted in higher gross profit margin of second quarter in 2019 compared to the low gross profit margin from the logistics management business in 2018. The reasons for high gross margin in the digital asset management services provided to GT Dollar are as follows:

•	we have invested in our technical development knowledge in digital asset management since early 2018;

•	with our uncapitalized assets, such as knowhow and expertise in our management team to develop the appropriate strategy to provide the digital asset management service which has delivered a lot of values to our client, GT Dollar;

•	there are no significant incremental costs, other than immaterial labor expenses associated with delivering on the master plan.

Selling, general and administrative expenses for the quarter ended June 30, 2019 was $6.5 million as compared to $8.8 million for the same period in 2018, a decrease of approximately $2.3 million or 26%. Majority of the decrease is due to a decrease in salary and employee benefits expenses, and lower sales and marketing expense for Wecast services.

Professional fees for the quarter ended June 30, 2019 was $1.2 million as compared to $0.6 million for the same period in 2018, an increase of approximately $0.6 million. The increase was related to an increase in legal, valuation, audit and tax as well as fees associated with continuing to build out our technology ecosystem and establishing strategic partnerships and M&A activity as part of this technology ecosystem.

Net earnings per share for the quarter ended June 30, 2019 was $0.05 per share, as compared to a loss per share for the same period in 2018 of $(0.12) per share. As of June 30, 2019, the company had cash of $1.1 million, total assets of $149.4 million, total liabilities of $61.2 million and total equity of $87.0 million.

Over the past year Ideanomics has been able to transform its legacy business, to be a prominent player for fintech services and asset digitization through establishing a global compliant network of financial technology, user community, and digital asset production. Our team of seasoned digital strategists and technology leaders have positioned the Company towards a path of unlocking FinTech services related revenue during 2019. We have several signed customer revenue deals in our pipeline, and our product and tech teams are diligently building out these new digital products to continue to unlock this revenue and position the company towards a strong 2019.

About Ideanomics

Ideanomics is a global Financial Technology (Fintech) company for transformative industries. Ideanomics combines deal origination and enablement with the application of technologies such as artificial intelligence, blockchain, and others as part of the next- generation of smart financial services. Our projects in New Energy Vehicle markets, Fintech, and advisory services provide our customers and partners better efficiencies, technologies, and access to global markets.

Ideanomics, through its investments, along with its partners curate innovation around the globe through hubs and centers that foster a pipeline of technological excellence in cleantech, fintech, tradetech, agritech, regtech, insuretech, playtech, healthtech, cyber security, and more.

The company is headquartered in New York, NY, and has offices in Beijing, China. It also has a planned global center for Technology and Innovation in West Hartford, CT, named Fintech Village.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties, and include statements regarding our intention to transition our business model to become a next-generation financial technology company, our business strategy and planned product offerings, our intention to phase out our oil trading and consumer electronics businesses, and potential future financial results. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, such as risks related to: our ability to continue as a going concern; our ability to raise additional financing to meet our business requirements; the transformation of our business model; fluctuations in our operating results; strain to our personnel management, financial systems and other resources as we grow our business; our ability to attract and retain key employees and senior management; competitive pressure; our international operations; and other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on the SEC website at www.sec.gov.. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations and Media Contact

Tony Sklar, VP of Communications

55 Broadway, 19th Floor New York, New York 10006

Email: ir@ideanomics.com

www.ideanomics.com

Tel: +1.212.206.121

IDEANOMICS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$1,060,387	$3,106,244
Accounts receivable, net	19,397,605	19,370,665
Licensed content, current	-	16,958,149
Prepayments	743,763	2,042,041
Other current assets	6,664,336	3,594,942
Total current assets	27,866,091	45,072,041
Property and equipment, net	16,323,758	15,029,427
Intangible assets, net	74,407,763	3,036,352
Goodwill	704,884	704,884
Long-term investments	22,658,058	26,408,609
Operating lease right of use assets	6,182,300	-
Other non-current assets	1,253,797	3,983,799
Total assets	$149,396,651	$94,235,112

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities
Accounts payable	$19,218,695	$19,265,094
Deferred revenue	493,536	405,929
Amount due to related parties	2,085,601	800,822
Other current liabilities	7,810,221	5,321,697
Current portion of operating lease liabilities	893,472	-
Convertible promissory note due to related parties	4,474,967	4,140,055
Total current liabilities	34,976,492	29,933,597
Deferred tax liabilities	-	513,935
Asset retirement obligations	8,000,000	8,000,000
Convertible note-long term	12,475,609	11,313,770
Operating lease liability-long term	5,724,104	-
Total liabilities	61,176,205	49,761,302
Commitments and contingencies
Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation and deemed liquidation preference of $3,500,000 as of June 30, 2019 and December 31, 2018	1,261,995	1,261,995
Equity:
Common stock - $0.001 par value; 1,500,000,000 shares authorized, 112,589,024 shares and 102,766,006 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	112,589	102,765
Additional paid-in capital	214,743,490	195,779,576
Accumulated deficit	(124,756,574)	(149,975,302)
Accumulated other comprehensive loss	(1,568,316)	(1,664,598)
Total IDEX shareholder’s equity	88,531,189	44,242,441
Non-controlling interest	(1,572,738)	(1,030,626)
Total equity	86,958,451	43,211,815
Total liabilities, convertible redeemable preferred stock and equity	$149,396,651	$94,235,112

IDEANOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018

Revenue from third parties	$354,308	$132,986,538	$699,872	$318,920,359
Revenue from related party	14,100,000	-	40,700,000	-
Total revenue	14,454,308	132,986,538	41,399,872	318,920,359
Cost of revenue from third parties	249,524	49,603,626	506,930	72,884,557
Cost of revenue from related parties	466,894	81,850,378	466,894	244,110,132
Gross profit	13,737,890	1,532,534	40,426,048	1,925,670

Operating expenses:
Selling, general and administrative expense	6,484,909	8,790,167	10,672,777	12,528,166
Research and development expense	-	679,587	-	725,609
Professional fees	1,169,405	640,365	2,529,619	1,353,298
Depreciation and amortization	369,821	13,020	613,999	23,225
Total operating expense	8,024,135	10,123,139	13,816,395	14,630,298

Income (loss) from operations	5,713,755	(8,590,605)	26,609,653	(12,704,628)

Interest and other income (expense)
Interest expense, net	(580,876)	(28,137)	(1,316,081)	(56,172)
Equity in loss of equity method investees	(285,535)	(10,691)	(566,021)	(30,434)
Other	1,909	18,512	(55,949)	367,500
Income (loss) before income taxes and non-controlling interest	4,849,253	(8,610,921)	24,671,602	(12,423,734)

Income tax benefit	427,530	-	513,935	-

Net income (loss)	5,276,783	(8,610,921)	25,185,537	(12,423,734)

Net loss attributable to non-controlling interest	15,430	290,897	33,191	382,341

Net income (loss) attributable to IDEX common shareholders	$5,292,213	$(8,320,024)	$25,218,728	$(12,041,393)

Earnings (loss) per share
Basic	$0.05	$(0.12)	$0.24	$(0.17)
Diluted	$0.05	$(0.12)	$0.22	$(0.17)

Weighted average shares outstanding:
Basic	108,694,719	71,785,448	107,029,448	70,309,078
Diluted	112,461,401	71,785,448	117,605,184	70,309,078